Exhibit 99.1

SHAREHOLDERS VOTE TO APPROVE SALE OF TRANS MOUNTAIN PIPELINE AND EXPANSION PROJECT

Closing Expected as early as August 31, 2018

CALGARY, Alberta, (August 30, 2018) — Kinder Morgan Canada Limited (TSX: KML) today announced that KML shareholders have voted to approve the sale of the Trans Mountain Pipeline system and the Trans Mountain Expansion Project (TMEP) to the Government of Canada at a special meeting of shareholders held on August 30, 2018 in Calgary, Alberta.

A total of 324,578,862 shares were voted in person and by proxy at the meeting, representing 87.70 percent of KML’s issued and outstanding shares entitled to vote.  A majority of not less than two-thirds of the votes cast by the company’s holders of restricted voting shares, special voting shares, preferred shares-series 1 and preferred shares-series 3, voting together as a single class, was required to approve the transaction.  Those voting in favor of the special resolution were 324,524,791, or 99.98 percent; while those voting against the special resolution were 54,071, or 0.02 percent.

With that favorable vote, all conditions precedent to closing the transaction have been met, subject to receipt of all items required at closing.  Under the terms of the May 29, 2018 share and unit purchase agreement, the transaction must close seven business days after the satisfaction of the conditions precedent unless the parties agree to close earlier.  The parties expect to close the transaction as early as August 31, 2018.

About Kinder Morgan Canada Limited

Kinder Morgan Canada Limited (KML) manages and is the holder of an approximately 30 percent minority interest in a portfolio of strategic energy infrastructure assets across Western Canada.  Kinder Morgan, Inc. (NYSE: KMI) holds an approximately 70 percent majority voting interest in KML and a corresponding 70 percent economic interest in KML’s business and assets.  KML focuses on stable, fee-based energy transportation and storage assets that are central to the energy infrastructure of Western Canada. We strive to promote shareholder value by increasing utilization of our existing assets while controlling costs and operating in a safe and environmentally responsible way. For more information visit kindermorgancanadalimited.com

Important Information Relating to Forward-Looking Statements

This news release includes a “forward-looking statement” within the meaning of applicable securities laws concerning the sale of the Trans Mountain Pipeline system and TMEP and the timing of the sale’s completion.  Forward-looking statements are not guarantees of performance. They involve significant risks, uncertainties and assumptions, many of which are beyond the ability of KML to control or predict. Among other things, specific factors that could cause actual results to differ include satisfaction of the remaining terms and conditions in the sale transaction, including deliveries required at closing. The forward-looking statement provided in this news release has been included for the purpose of providing information relating to management’s current expectations and plans for the future.  It is based on a number of significant assumptions and may not be appropriate, and should not be used, for any other purpose. Future actions, conditions or events may differ materially from that which is expressed in the afore-mentioned forward-looking statement.  KML disclaims any obligation, other than as required by applicable law, to update the forward-looking statement included in this release.

Media Relations	Investor Relations
(604)-908-9734	(800) 315-0578
(855)-908-9734	kml_IR@kindermorgancanadalimited.com